Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Second Quarter 2018 Results

Continuing sales momentum, disciplined execution and cost management drive solid profit growth

August 7, 2018 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today reported its results for the second quarter ended June 30, 2018.

Commenting on the results, CEO Chad Crow remarked, “Our team delivered another quarter of solid revenue and profit growth. We increased sales by 13.4 percent to $2.1 billion, including double-digit growth in our higher margin value added products, and improved Adjusted EBITDA by over 12 percent to $139 million. We continue to execute on our strategic plan and investments in margin accretive value added products as well as customer service and efficiency enhancing initiatives which are targeted to generate strong, sustained earnings and cash flow growth.”

Peter Jackson, CFO, added, “I am pleased to report that we have once again demonstrated our ability to deliver strong Adjusted EBITDA growth in a volatile commodities market. Our team was able to react quickly to offset the impact of commodity fluctuations on our gross margin percentage with disciplined cost management enabling us to maintain Adjusted EBITDA as a percentage of sales year over year. We continued to fund value creating growth investments while reducing our leverage ratio by 0.3x versus prior year, and we remain on track to deleverage below 3.5x by year end.”

The Company has provided supplemental non-GAAP financial information of the consolidated company that is adjusted to exclude one-time integration, facility closure, and other one-time refinancing and other costs (“Adjusted”). As the information included below includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Second Quarter 2018 Compared to Second Quarter 2017:

Net Sales

•

Net sales for the quarter ended June 30, 2018 were $2.1 billion, a 13.4 percent increase over net sales for the second quarter of 2017, including approximately 8.8 percent from the impact of commodity price inflation and 4.6 percent from sales volume growth. Sales volume, excluding commodity inflation, grew approximately 6.0 percent in the single family homebuilding end market and 1.8 percent in the repair and remodeling/other end market, offset by declines in multi-family. Value added products sales, including our windows, doors and millwork and manufactured products categories, grew by 11.1 percent.

Gross Margin

•

Gross margin of $496.3 million in the second quarter of 2018 increased by $35.5 million over the second quarter of 2017. Gross margin percentage was 23.7 percent, a decrease of 130 basis points compared to the second quarter of 2017. Our gross margin decreased largely due to the sharp rise in commodity prices relative to our short-term customer pricing commitments. Although rapid commodity inflation can cause short term gross margin percentage compression as prices are rising, higher sustained commodity prices generally benefit the Company’s gross profit and Adjusted EBITDA dollars.

Builders FirstSource Reports Second Quarter 2018 Results (continued)

Selling, General and Administrative Expenses

•

SG&A in the second quarter of 2018 was $391.8 million or 18.7 percent of sales, a decrease of 130 basis points versus the second quarter of 2017. The significant decrease in SG&A as a percent of sales was driven by cost leverage and continued cost management, which enabled the company to fully offset the short term impact of commodity inflation on Adjusted EBITDA as a percentage of sales.

Interest Expense

•

Interest expense in the second quarter of 2018 was $29.0 million compared to $33.7 million in the second quarter of 2017. The year over year reduction is largely a result of refinancing transactions the Company executed in 2017 to lower go forward interest, slightly offset by rising market interest rates.

Income Tax Expense

•

Although the Company did not pay federal cash taxes, GAAP income tax expense in the second quarter of 2018 was $19.0 million compared to income tax expense of $19.7 million in the second quarter of 2017. This represents a 25.1% effective tax rate, which is in line with the company’s balance of year expectations.

Net Income

•	GAAP net income for the second quarter 2018 was $56.6 million, or $0.49 per diluted share, compared to $37.9 million, or $0.33 per diluted share, for the second quarter of 2017.

•

Adjusted net income was $62.6 million, or $0.54 per diluted share, compared to $43.0 million, or $0.37 per diluted share, in the second quarter of 2017. The year over year increase of $19.6 million, or 45.6 percent, was primarily driven by sales growth, cost management, and lower interest expense.

Adjusted EBITDA

•

Second quarter Adjusted EBITDA grew $15.1 million to $139.1 million, or 6.7 percent of sales, compared to $124.0 million, or 6.7 percent of sales, for the second quarter of 2017, an increase of 12.2 percent. The year over year improvement was largely driven by sales increases, and strong, sustained cost management which enabled the company to fully offset the short term impact of commodity inflation on Adjusted EBITDA as a percentage of sales.

Year to Date June 30, 2018 Financial Information:

Net Sales

•	Net sales year to date were $3.8 billion, a 12.3 percent increase over the first half of 2017.

Net Income

•

In the first half of 2018, GAAP net income was $79.8 million, or $0.68 per diluted share, compared to $41.7 million, or $0.36 per diluted share, in the first half of 2017, an increase of $0.32 per diluted share, or 88.9 percent.

•

Adjusted net income was $90.2 million, or $0.77 per diluted share, compared to $55.1 million, or $0.48 per diluted share, in the first half of 2017, an increase of $0.29 per diluted share. The year over year increase of $35.1 million, or 63.7 percent, was primarily driven by the Company’s sales growth, ongoing cost management, and lower interest expense.

Adjusted EBITDA

•

Adjusted EBITDA for the first half of 2018 grew $21.7 million to $221.8 million, or 5.9 percent of sales, compared to $200.1 million, or 5.9 percent of sales, for the first half of 2017, an increase of 10.8 percent. The year over year improvement was primarily attributable to sales growth and ongoing cost management, offset in part by the impact of commodity inflation on gross margin.

Builders FirstSource Reports Second Quarter 2018 Results (continued)

Capital Structure, Leverage, and Liquidity Information:

•

Adjusted EBITDA, on a trailing 12 month basis, was $440.6 million and net debt was $1,972.8 million as of June 30, 2018. The Company decreased its leverage ratio versus June 30th, 2017 by 0.3x, to 4.5x net debt / Adjusted EBITDA. The Company expects to reduce its leverage ratio to below 3.5x by year end.

•

Due to seasonal working capital needs in the first half, net cash used in operations and investing was $217.8 million. The Company expects to generate $170-190 million in cash from operations and investing activities for the full year 2018, in line with its full year cash flow guidance.

•	Liquidity at June 30, 2018 was $298.0 million, which consisted of net borrowing availability under the revolving credit facility and cash on hand.

Please refer to the accompanying financial schedules for more information.

Outlook

Concluding, Mr. Crow added, “I remain extremely confident in the outlook for Builders FirstSource and our opportunities for sustained profitable growth. Furthermore, demand in the housing industry remains strong, lumber cost headwinds are starting to abate and we continue to grow high margin value added products faster than the market. We are increasingly capitalizing on numerous opportunities by leveraging our national footprint, strong customer relationships, end market diversity, and operational excellence initiatives as well as creating meaningful value through our focused initiatives on cost efficiencies and differentiated customer service offerings. I want to thank all of our talented associates for their exceptional execution, hard work and once again delivering such strong results.”

Conference Call

Builders FirstSource will host a conference call Wednesday, August 8, 2018 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the call. To participate in the teleconference, please dial into the call a few minutes before the start time: 855-719-5012 (U.S. and Canada) and 334-323-0522 (international), Conference ID: 1068561. A replay of the call will be available at 1:00 p.m. Central Time through August 18th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 1068561. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

2017 Sales: $7.0 Billion    |     Associates: 15 Thousand    |    Operations in 40 states

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with over 400 locations and have a market presence in 75 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Builders FirstSource Reports Second Quarter 2018 Results (continued)

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

#    #    #

Contact:

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited) (In thousands, except per share amounts)
Sales	$2,089,888	$1,843,297	$3,790,324	$3,376,361
Cost of sales	1,593,560	1,382,500	2,882,944	2,539,512

Gross margin	496,328	460,797	907,380	836,849
Selling, general and administrative expenses	391,769	369,456	750,677	705,231

Income from operations	104,559	91,341	156,703	131,618
Interest expense, net	28,957	33,710	55,699	69,867

Income before income taxes	75,602	57,631	101,004	61,751
Income tax expense	18,980	19,721	21,162	20,019

Net Income	$56,622	$37,910	$79,842	$41,732

Comprehensive Income	$56,622	$37,910	$79,842	$41,732

Net income per share:
Basic	$0.49	$0.34	$0.70	$0.37

Diluted	$0.49	$0.33	$0.68	$0.36

Weighted average common shares:
Basic	114,636	112,443	114,365	112,205

Diluted	116,693	115,465	116,695	115,025

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2018	December 31, 2017
	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$13,196	$57,533
Accounts receivable, less allowances of $13,437 and $11,771 at June 30, 2018 and December 31, 2017, respectively	820,396	631,992
Other receivables	71,345	71,232
Inventories, net	782,757	601,547
Other current assets	39,258	33,564

Total current assets	1,726,952	1,395,868
Property, plant and equipment, net	655,572	639,303
Assets held for sale	8,153	5,273
Goodwill	740,411	740,411
Intangible assets, net	119,424	132,567
Deferred income taxes	55,726	75,105
Other assets, net	16,614	17,597

Total assets	$3,322,852	$3,006,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding	$19,849	$—
Accounts payable	562,549	514,282
Accrued liabilities	250,381	271,597
Current maturities of long-term debt and lease obligations	13,971	12,475

Total current liabilities	846,750	798,354
Long-term debt and lease obligations, net of current maturities, debt discount and debt issuance costs	1,954,243	1,771,945
Other long-term liabilities	60,388	59,616

Total liabilities	2,861,381	2,629,915
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 114,671 and 113,572 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	1,147	1,136
Additional paid-in capital	550,707	546,766
Accumulated deficit	(90,383)	(171,693)

Total stockholders’ equity	461,471	376,209

Total liabilities and stockholders’ equity	$3,322,852	$3,006,124

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2018	2017
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income	$79,842	$41,732
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	47,587	47,765
Amortization and write-off of debt issuance costs and debt discount	2,308	3,790
Deferred income taxes	18,863	15,573
Stock compensation expense	6,428	6,379
Net loss (gain) on sale of assets and asset impairments	(326)	2,988
Changes in assets and liabilities:
Receivables	(177,765)	(148,089)
Inventories	(189,925)	(107,865)
Other current assets	(5,693)	(3,605)
Other assets and liabilities	2,498	3,417
Accounts payable and checks outstanding	67,129	89,226
Accrued liabilities	(19,915)	(27,657)

Net cash used in operating activities	(168,969)	(76,346)

Cash flows from investing activities:
Purchases of property, plant and equipment	(49,948)	(24,568)
Proceeds from sale of property, plant and equipment	1,075	2,004

Net cash used in investing activities	(48,873)	(22,564)

Cash flows from financing activities:
Borrowings under revolving credit facility	904,000	687,000
Repayments under revolving credit facility	(721,000)	(588,000)
Repayments of long-term debt and other loans	(6,852)	(5,294)
Payments of loan costs	—	(2,799)
Exercise of stock options	2,212	2,958
Repurchase of common stock	(4,855)	(2,473)

Net cash provided by financing activities	173,505	91,392

Net change in cash and cash equivalents	(44,337)	(7,518)
Cash and cash equivalents at beginning of period	57,533	14,449

Cash and cash equivalents at end of period	$13,196	$6,931

Supplemental disclosure of non-cash activities

For the six months ended June 30, 2018 and 2017 the Company retired assets subject to lease finance obligations of $0.6 million and $5.9 million and extinguished the related lease finance obligation of $0.6 million and $5.9 million, respectively.

The Company purchased equipment which was financed through capital lease obligations of $6.8 million and $9.9 million in the six months ended June 30, 2018 and 2017, respectively. In addition, purchases of property, plant and equipment included in accounts payable were $3.7 million and $0.2 million for the six months ended June 30, 2018 and 2017, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on August 7, 2018.

	Three months ended June 30,		Six months ended June 30,		Twelve months ended June 30,
	2018	2017	2018	2017	2018
	(in millions except per share amounts)
Reconciliation to Adjusted EBITDA:
GAAP Net Income	$56.6	$37.9	$79.8	$41.7	$76.8
Integration related expenses	6.0	5.1	10.4	11.0	$20.1
Debt issuance and refinancing cost(1)	—	—	—	2.4	56.3
Revaluation of NOL(2)	—	—	—	—	29.0

Adjusted Net Income	62.6	43.0	90.2	55.1	182.2

Weighted average diluted common shares (in millions)	116.7	115.5	116.7	115.0
Diluted adjusted net income per share:	$0.54	$0.37	$0.77	$0.48

Reconciling items:
Depreciation and amortization expense	24.8	24.2	47.6	47.8	$92.8
Interest expense, net	29.0	33.7	55.7	67.5	122.7
Income tax (benefit) expense	19.0	19.7	21.2	20.0	25.3
Stock compensation expense	3.5	3.5	6.4	6.4	13.5
(Gain)/loss on sale and asset impairments	(0.1)	(0.2)	0.1	2.9	3.5
Other management-identified adjustments(3)	0.3	0.1	0.6	0.4	0.6

Adjusted EBITDA	$139.1	$124.0	$221.8	$200.1	$440.6

Adjusted EBITDA Margin	6.7%	6.7%	5.9%	5.9%	6.1%

(1)	Cost associated with refinancing long term debt in 2017.
(2)	In 2017, the company revalued its NOL tax asset given the tax reform that allows for a lower federal corporate tax rate.
(3)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(in millions except per share amounts)
Net sales	2,089.9	1,843.3	3,790.3	3,376.4
Sales adjustment for closed locations	—	—	—	—

Net sales excluding closed locations	2,089.9	1,843.3	3,790.3	3,376.4
Gross margin	496.3	460.8	907.4	836.9
Gross margin %	23.7%	25.0%	23.9%	24.8%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales(1)	17.1%	18.3%	18.1%	18.9%
Adjusted EBITDA	139.1	124.0	221.8	200.1
Adjusted EBITDA margin %	6.7%	6.7%	5.9%	5.9%
Depreciation and amortization	(24.8)	(24.2)	(47.6)	(47.8)
Interest expense, net of debt issuance cost and refinancing	(29.0)	(33.7)	(55.7)	(67.5)
Income tax expense	(19.0)	(19.7)	(21.2)	(20.0)
Other adjustments	(3.7)	(3.4)	(7.1)	(9.7)

Adjusted Net Income	$62.6	$43.0	$90.2	$55.1

Basic adjusted net income per share:	$0.55	$0.38	$0.79	$0.49

Diluted adjusted net income per share:	$0.54	$0.37	$0.77	$0.48

Weighted average common shares (in millions)
Basic	114.6	112.4	114.4	112.2
Diluted	116.7	115.5	116.7	115.0

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the SEC on August 7, 2018.

(1)

Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q2-18 of $391.8M less $24.8M depreciation and amortization, less $6.0M of integration expenses, less $3.5M of stock comp and $0.2M loss from sales, impairments, and other. GAAP SG&A in 1H-18 of $750.7M less $47.6M depreciation and amortization, less $10.4M of integration expenses, less $6.4M of stock comp and $0.7M loss from sales, impairments, and other.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended June 30,					Six months ended June 30,
	2018		2017			2018		2017
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Lumber & Lumber Sheet Goods	$811.2	38.8%	$657.0	35.6%	23.5%	$1,455.0	38.4%	$1,187.7	35.2%	22.5%
Manufactured Products	370.9	17.7%	312.5	17.0%	18.7%	665.1	17.5%	582.3	17.2%	14.2%
Windows, Doors & Millwork	375.5	18.0%	359.5	19.5%	4.5%	707.7	18.7%	669.2	19.8%	5.7%
Gypsum, Roofing & Insulation	141.3	6.8%	144.2	7.8%	(2.1)%	254.1	6.7%	261.5	7.8%	(2.8)%
Siding, Metal & Concrete Products	189.5	9.1%	178.2	9.7%	6.4%	331.7	8.8%	315.4	9.3%	5.2%
Other	201.5	9.6%	191.9	10.4%	5.1%	376.7	9.9%	360.3	10.7%	4.6%

Total adjusted net sales	$2,089.9	100.0%	$1,843.3	100.0%	13.4%	$3,790.3	100.0%	$3,376.4	100.0%	12.3%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

Three months ended

June 30, 2018

	Interest Expense	Net Debt Outstanding	Adjusted FY2018 Forecasted Cash Interest(1)

	(in millions)
2024 Secured Notes @ 5.625% Fixed	$10.5	$750.0	$42.2
2024 Term Loan @ 5.0% (Floating LIBOR)(2)	6.2	460.6	22.8
Revolving Credit Facility @ 3.8% (Floating LIBOR)(2)	5.6	533.0	13.7
Amortization of deferred loan costs and debt discount	1.2	—	—
Lease finance obligations and capital leases	5.3	242.4	21.1
Other	0.2	—	—
Cash	—	(13.2)	—

Total	$29.0	$1,972.8	$99.7

(1)	Excludes issuance cost and one time items. Assumes Q2 borrowing rates on variable debt.
(2)	Assumes average forecasted 2018 balances for the Term Loan and the Revolving Credit Facility